Exhibit 3.2
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CURTICE-BURNS FOODS, INC.

               Under Section 805 of the Business Corporation Law

     The  undersigned,   being  respectively  the  President  and  Secretary  of
CURTICE-BURNS FOODS, INC. (the "Corporation"), hereby certify:

     1. The name of the Corporation is CURTICE-BURNS FOODS, INC. The name under which it was formed is CURTICE-BURNS, INC.

     2. The Certificate of Incorporation was filed by the Department of State on January 16, 1961.

     3. The Certificate of Incorporation, as now in full force and effect, is hereby amended to effect the following change as authorized by Section 801 of the Business Corporation Law:


               To change the name of the Corporation from CURTICE-BURNS FOODS, INC. to AGRILINK FOODS, INC. The Paragraph designated "1" in the Certificate of Incorporation is hereby amended to read in its entirety as follows:


               1. The name of the corporation is AGRILINK FOODS, INC.


     4. This Amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of Shareholders.
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         IN WITNESS  WHEREOF,  we have signed this Certificate of Amendment this
12th day of September, 1997 and hereby affirm the truth of the statements contained herein under penalty of perjury.




/s/ Dennis M. Mullen, President
    ---------------------------




/S/ William D. Rice, Secretary
    --------------------------